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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Mesa Air Group, Inc.:

We consent to the use of our report incorporated by reference in the Joint Proxy Statement/Prospectus on Form S-4 of Mesa Air Group, Inc., dated January 7, 1999 relating to the consolidated balance sheets of Mesa Air Group, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K of Mesa Air Group, Inc.

We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

KPMG LLP

Phoenix, Arizona
April 16, 1999